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                                                                    EXHIBIT 99.2

                [LETTERHEAD OF KPMG PEAT MARWICK APPEARS HERE]



                        Independent Accountants' Report
                        -------------------------------



The Fuji Bank and Trust Company, Trustee
JCP Master Credit Card Trust:


We have examined the accompanying Monthly Servicer's Certificates for JCP Master Credit Card Trust for Series B and Series C for the months ended January 31, February 29, July 31, August 31, September 30, October 31, November 30, and December 31, 1996, and the accompanying Monthly Servicer's Certificates for JCP Master Credit Card Trust for Series B and Series C, as amended, for the months ended March 31, April 30, May 31, and June 30, 1996. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

In our opinion, the Monthly Servicer's Certificates referred to above present, in all material respects, the servicing information for JCP Master Credit Card Trust for Series B and Series C for each of the months in the twelve month period ended December 31, 1996, in conformity with the terms and conditions as set forth in Subsection 3.4(c) of the Master Pooling and Servicing Agreement dated as of September 5, 1988 among JCP Receivables, Inc., as Seller, J. C. Penney Company, Inc., as Servicer, and The Fuji Bank and Trust Company, as Trustee.



                                 /s/ KPMG Peat Marwick LLP

                                 KPMG Peat Marwick LLP




Dallas, Texas
March 3, 1997